Exhibit 99.3

Non-GAAP Reconciliations

Reconciliation of Operating Expenses to Non-GAAP Operating Expenses (unaudited)

	Three Months Ended	Three Months Ended
($, thousands)	December 31, 2020	December 31, 2019
Operating Expenses	67,562	59,726
Less: Amortization included in operating expenses	1,331	1,599
Less: Succession and transition charges (a)	264	—
Less: Restructuring costs (b)	563	35
Less: COVID-19 expense (c)	299	—
Less: Other non-recurring items (d)	3,590	367

Non-GAAP Operating Expenses	$61,516	$57,725

(a)	Primarily represents costs related to the CEO transition.
(b)

Represents costs related to a shift from direct to an indirect distribution model in our International business to improve performance. Various international subsidiaries were dissolved and or merged into other Bioventus LLC entities.

(c)	Additional cleaning and disinfecting expenses and contract termination fees for canceled events included in operating expenses.
(d)	Other non-recurring items in 2020 primarily includes settlement and legal costs of $1.9 million with the OIG.

Reconciliation of Net cash provided by operating activities from continuing operations to Non-GAAP Free cash flow (unaudited)

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
($, thousands)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net cash provided by operating activities from continuing operations	25,447	21,306	72,199	42,545
Plus: Interest expense	2,656	7,644	9,751	21,579
Less: Purchase of property and equipment	1,762	564	4,093	2,342

Non-GAAP Free cash flow	$26,341	$28,386	$77,857	$61,782

Reconciliation of Guidance Range for Gross Margin to Non-GAAP Gross Margin

for the twelve months ending December 31, 2021

	2021 Guidance	2021 Guidance
($, thousands)	Low	High
Net Sales	360,000	372,000
Cost of sales	97,420	97,892

Gross Profit	262,580	274,108
Gross Margin	72.9%	73.7%
Depreciation & Amortization included in cost of goods sold	22,260	21,260

Non-GAAP Gross Profit	284,840	295,368
Non-GAAP Gross Margin	79.1%	79.4%